Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 4th Quarter 2025

January 22, 2026 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Aaron P. Diefenthaler —Chief Financial Officer

Jennifer L. Klobnak – Chief Operating Officer

Other Participants

Name	Affiliation
Michael Phillips	Oppenheimer & Co. Inc.
Christian Getzoff	Wells Fargo Securities, LLC
Andrew Anderson	Jefferies, LLC
Mark Hughes	Truist Securities, Inc.
Meyer Shields	Keefe, Bruyette, & Woods, Inc.
Jamie Inglis	Philo Smith & Co.
Mitch Rubin	Raymond James

RLI CORP.

Moderator: Aaron Diefenthaler

January 22, 2026

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Fourth Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. Additionally, equity and earnings of unconsolidated investees and related taxes were removed from operating earnings and operating EPS to present a consistent approach and excluding all unrealized changes in value from equity investments. RLI management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's President & Chief Executive Officer, Mr. Craig Kliethermes. Please go ahead.

Craig Kliethermes: Good morning everyone. We appreciate you being with us today, and I’d like to introduce Aaron Diefenthaler, our Chief Financial Officer, and Jen Klobnak, our Chief Operating Officer, who are joining me.

I’ll start by saying we feel very good about where RLI is today — and just as importantly, where we’re headed.

2025 was another strong year for our company. We delivered underwriting income of $264 million on an 84 combined ratio, grew book value per share by 33% inclusive of dividends, and achieved our 30th consecutive year of underwriting profitability. That kind of consistency is extremely rare in our industry, and it certainly doesn’t happen by accident.  It’s too long to be considered a hot streak, it reflects disciplined execution over time and the principles we work to uphold every day.

The environment remains competitive, and premium growth was modest, but that’s exactly when our model tends to show its strength. We don’t measure success by how fast we grow. We measure it by how well we grow — and whether today’s decisions stand the test of time.

Jerry Stephens, our founder, used to remind us that you don’t win the long game by swinging at every pitch. You win it by knowing which ones to let go by. That mindset is deeply ingrained at RLI. We’re comfortable pulling back when the risk-reward equation doesn’t work, and we’re confident leaning in, where we have the expertise, and when the market supports it.

Our diversified specialty portfolio, strong balance sheet, and ownership culture give us a lot of flexibility — and a lot of confidence — as we look ahead. We’re well-positioned and optimistic about the opportunities in front of us. With that, I’ll turn it over to Aaron, to walk through the financials in more detail.

Aaron Diefenthaler:  Thanks, Craig, and good morning everyone.

Yesterday we reported fourth quarter operating earnings of $0.94 per share, up from $0.52 in the year-ago period.  Better underwriting performance, minimal storm activity and increases in investment income drove most of the improvement compared to last year.  For the quarter we generated $71 million of underwriting income on an 82.6 combined ratio, versus $22 million on a 94.4 combined ratio in Q4 last year.  For the full year, we delivered $264 million of underwriting income on, as Craig mentioned, an 83.6 combined ratio, marking our 30th consecutive year of underwriting profit.

I wanted to call your attention to a change we made to our definition of operating earnings. As referenced in a footnote on page one of our release and in the non-GAAP disclosures on page two, operating earnings now excludes equity in earnings of unconsolidated investees and related taxes. Prior periods were recast to conform to that definition for comparability. Currently, unconsolidated investees only includes our minority investment in Prime Holdings. We believe excluding these investments from operating earnings better reflects RLI’s core operations, where we maintain full operational control, and aligns the treatment of investee results with other equity investments.

On a GAAP basis, net earnings were $0.99 in the quarter and $4.37 for the year, an increase of 17% over full year 2024.  In addition to operating earnings, net earnings include: net realized gains and losses, net unrealized gains and losses from equity securities and now earnings of unconsolidated investees from Prime.  Our Q4 net earnings reflect Prime’s core operating results based on our minority ownership and a reduction to Prime’s value on our balance sheet to $53 million.

Turning to premium, top-line growth was down 2% for Q4 and up 1% for the full year as competitive dynamics necessitated heightened discipline in several businesses, while other products continue to find opportunities.

Property premium was down -11% during the quarter, consistent with the rate environment for catastrophe-exposed commercial property although other parts of the segment (Marine and Hawaii HO) continued to grow.  Property’s underwriting profitability was supported by $17 million of favorable loss emergence on prior years’ catastrophes, modestly offset by $4 million of storm activity in the quarter.  Inclusive of these net benefits Property’s combined ratio was 49.2 in Q4 and 57.2 on the year.

Casualty premium was up 2% in the quarter and 7% on the year with strong contributions from Personal Umbrella.  The bottom line for Casualty benefitted from $4 million of favorable prior years’ loss development; just under $2 million of this release was related to prior year catastrophe activity.

Surety premium remains flat in the current period and up slightly on a year-to-date basis.  The segment’s quarterly underwriting results included $2.7 million of favorable loss emergence from prior years which improved Surety’s loss ratio by seven points in the quarter.

On the expense ratio, Q4 came in at 39.3%, up from 37.6% a year ago. Bonus and profit-sharing expenses were higher on strong results, and business level expenses were up as we’ve continued to invest in people and technology.

On the investment side, net investment income increased 9% in the quarter, and the portfolio generated a 1.5% total return in Q4 and 9.0% for the year. The yield environment has been relatively stable for intermediate maturities and we continue to find accretive fixed income opportunities. Purchase yields averaged 4.9% in the quarter, which is 70 basis points above our book yield.

Putting it all together, we produced five dollars and twenty-nine cents of comprehensive earnings for the year, driving 33% growth in book value per share, inclusive of dividends.  This level of generated capital again allowed for a special dividend to shareholders of $2 per share in addition to our ordinary fourth quarter dividend.  Overall, a solidly profitable, championship-caliber, close to 2025.   With that, I’ll turn it over to Jen for more color on market conditions.

Jen Klobnak:  Thank you, Aaron. I will dive right into our segments starting with Property. While premium declined 11% in the fourth quarter, our property teams delivered an excellent 49 combined ratio, underscoring the quality of our portfolio and ability to execute.

E&S Property premium decreased by 18% amid intense competition from other carriers and MGAs, along with increased risk retention in some areas by insureds. Hurricane rates were down 15% while submissions continued to grow as insureds shopped for the best terms. We are seeing pressure on terms and conditions and our underwriters are flexing selectively to retain high quality accounts. This competitive dynamic extends to other property lines as well. Earthquake rates declined 12%, as insureds sought rate relief or decided to retain the risk. We see carrier competitors in the E&S Property market slowly giving back terms and conditions while MGAs are being more aggressive. Despite the rate moderation on catastrophe coverages, we continue to achieve returns on retained business that exceed our long-term targets. Our experienced E&S Property team delivered a meaningful underwriting profit despite challenging market conditions. They have navigated many hard and soft market cycles with discipline and remain focused on securing terms and conditions at an appropriate rate while reducing uncertainty when a loss occurs.

Hawaii homeowners’ premium grew 5% in the quarter, supported by a +16% rate increase. For the year, premium was up 26% due in part to a couple of book rollovers we assumed following the Maui wildfires. We will continue to seek growth in this profitable book through our outstanding local customer service, investments in customer experiences, and additional rate increases from recent filing approvals.

Marine premium was up 2% in the quarter. Our diverse portfolio is evolving based on market opportunities. Inland Marine continues to grow through strategic talent additions and new product adjacencies. Ocean Marine remains competitive, particularly in cargo where we have pulled back. Our underwriting teams continue to apply patience and discipline which resulted in underwriting profit across both Inland and Ocean in 2025.

Surety premium was flat but produced a strong 80 combined ratio in the fourth quarter. Transactional surety grew 4% through continuous marketing efforts and investments in our distribution capabilities. These are very small premium bonds so it takes significant volume to move the needle. Commercial surety also grew 4% as our talented team secured new accounts by closely engaging with our distribution partners. Increased customs bond requests offset the slowdown in renewable energy, with both trends driven by government policy. On the contract surety side, premium declined 5% as we navigated the ending to a year that included multiple fits and starts in construction spending. We know that infrastructure investments are needed at the federal, state, and local level and we remain well positioned to support that business as public funding increases. Our Surety underwriting teams remain committed to underwriting discipline and prudent risk selection in this evolving environment.

The Casualty segment premium grew 2% on a 99.6 combined ratio for the fourth quarter. Personal umbrella led the way with premium growth of 24%. This included a 12% rate increase and we secured additional approvals that will further add rate to the book in 2026. This controlled growth reflects reduced new business in several challenging states where we have taken larger rate increases, required higher underlying limits, and worked with our distribution partners to improve the quality of our book. The personal umbrella market continues to present opportunities as our competitors responded to deteriorating results by adjusting their appetite and terms and conditions. Our continuous product collaboration, supported by extensive data mining, actuarial analysis, and claim trend identification produced an underwriting profit for the year.

Transportation premium declined 10% in the quarter despite a 13% increase in rates, as we continue to prioritize profitability over volume in a highly competitive environment. Severity trends and economic pressures have reshaped the market, with heightened volatility and increased expenses forcing some Transportation companies to consolidate or close, reducing the demand for insurance. At the same time, despite some insurance providers leaving this space due to poor financial performance, there always seem to be new markets entering and pushing for growth. Acute pressure on the largest-sized accounts has led to a decrease in our average account size over the last two years. Our in-house loss control team provides an advantage as they assess and try to improve the safety of our insureds, which helps all drivers. Our underwriters are empowered to make bottom-line driven decisions. We remain disciplined, pushing for more rate, and walking away from underpriced accounts.

Our Executive Products group achieved an underwriting profit again this year. Premium in the fourth quarter was down 2% with rates down 1%. The market is stabilizing amid broader industry loss development. Our focus remains on marketing to increase access to business and disciplined risk selection to maintain our quality book.

The E&S Casualty team also produced an underwriting profit for the year. We saw increased competition in the fourth quarter, particularly on larger, six-figure premium accounts, due to competitors chasing top-line growth presumably to meet year-end goals. Our primary and excess liability premium declined 8% in the quarter, but full year premium finished up 10%. Competition varied by region, with some markets exiting, while others leaned in. Submissions increased by double digits and we are constantly engaging producers to see the best new business opportunities. Much of our business is construction-related and projects are taking longer to bind. We have many quotes outstanding waiting for permitting or funding. The group knows that words matter and have not relaxed terms and conditions despite competitive pressure. We continue to provide a stable solution for our business partners in the construction space.

Before I provide perspective on the full year, I’ll update you on our reinsurance renewals. On January 1, we renewed about two-thirds of our annual reinsurance spend. It was a buyer’s market for property. We secured 15-20% rate decreases on our catastrophe program, and more modest relief on our property working layers. With our reduced exposure and continuing soft market conditions, we purchased $150M less catastrophe limit for 2026. We remain ready to approach the market mid-term should an opportunity present itself, as we have done in previous years. On the Casualty side, rates were down around 5%. We achieved similar terms and conditions, with some broadening of coverage in the property treaties.

For the full year, we achieved modest growth while producing an 84 combined ratio. While E&S Property prudently contracted in response to softening market conditions, other teams capitalized on opportunities, most notably Personal Umbrella, E&S Casualty, and Hawaii Homeowners. We pushed for rate change where we needed it, achieving an overall 16% rate increase in auto liability coverages across our portfolio.

In 2025, we also spent time with our distribution partners, broadening and deepening those relationships, and we invested in operational efficiencies. This included simplifying and automating processes, developing new capabilities to improve ease of doing business, and investing in our data infrastructure to support granular, real-time decision-making. Internally, we brought our teams together regularly to talk about how we are doing and where we can improve. These actions position us well for another successful year in 2026.

In a more challenging environment, capital discipline and alignment of interests differentiate successful insurers. Underwriting, which we define as underwriters, claims, and analytics collaborating to evolve our products, is the disciplined pursuit of opportunity. We are an Underwriting company as evidenced by our unmatched track record of 30 consecutive years of underwriting profit. I am incredibly proud of our entire team for producing these results and for how they do it – by taking care of our customers and striving to improve every day because they are owners. With that, I will turn the call over to the moderator to open it up for questions.

Operator: [Operator instructions]. The first question comes from Michael Phillips with Oppenheimer.

Michael Phillips: The accident year loss ratio in Casualty improved a bit from last year, once you back out the reserve release you did, can you talk about how much of that was because of the mix shift from pulling away from transportation book versus anything else that might have caused that improvement?

Jen Klobnak: So as you look at the Casualty loss ratio, you did see improvement. And we did pull back in both transportation and other areas of auto where we provide coverage, like in our package businesses. Last year, in the fourth quarter, we did recognize additional reserving related to those auto-related coverages both in our transportation and our personal umbrella product. This year, as we looked at losses coming in, we did not see the need to take such action. And so you just see that improvement. I can't quantify specifically the difference. Aaron?

Aaron Diefenthaler: Yes. I think the bulk there on a comparative basis to Q4 of last year that you're seeing is the action we took for the full accident year in 2024 around auto-related exposures, also true of the 2023 accident year as well. So we feel we're on more stable footing around those exposures because we didn't take the same level of action in the current accident year, still cautious around auto-related exposures.

And our incentive structure is set up for those business leaders to pull back from those markets when they see underpriced competition coming to bear on submission activities. So everything is set up for there to be a natural pullback from markets that are underpriced. But the underlying results themselves that we're seeing we feel better about because of the stability relative to the action we took the last couple of years.

Michael Phillips: Okay. Thanks. I guess on that last year's reserve addition, I mean I think it was from higher severity and umbrella and transportation. And this year, you've seen a bit of a casualty a bit of a slowdown in favorable PYD. I assume that means you're still seeing that same level of severity that you -- that caused you to take those reserve additions last year.

I guess the question would be, I'm not sure how much of that reserve addition was because of the accounts that you've now subsequently lost from midterm cancellations that you've talked about last quarter. But to the extent some of that was – and those accounts are no longer here. I guess what does that mean for any potential favorable development if these accounts are no longer here, I guess, going forward?

Aaron Diefenthaler: Yes. It's hard to get down to the account level when you're -- when you're examining these things. But I'll just say overall, you're right to identify lower levels of favorable development for casualty here in the fourth quarter. I think you do have to rightsize that for the -- a small proportion of the prior year cat activity as well to get close to that $4 million number that I referenced. However, just overall, we're seeing lower levels of favorable development out of casualty. We're still seeing drivers out of GL and commercial excess and still some challenges around auto-related exposures, all of that being maybe to a lesser extent than what we saw in the year ago period.

Jen Klobnak: Yes. To supplement that, I would just add that there are many metrics that you can track to see what direction you're headed. And I'll tell you that a new claim counts in 2025 were down significantly in those auto spots. So for example, our transportation division, new claim costs were down 24% for the year, which is a positive indicator that the actions we're taking are going to translate into a more stable book going forward.

Michael Phillips: Okay. Perfect. That's helpful, Jen. I guess just switching gears, last question on the property side. I mean, last talking, you talked a lot about how you've kind of leaned in and made some investments there as you were growing in that hard market.

What does that mean today, given just the opposite, is there any, I guess, lack of a better term, fat there on the property side that may need to be trimmed as there's pressure on your expense ratio in property over the next year or so?

Jen Klobnak: Well, that's an interesting question. I would say the one thing we did do to ramp up in addition to trying to be more efficient, to handle more submissions, is that we added additional talent. We've had some very experienced underwriters that have really enjoyed this hard market. I think as they come towards the end of their career, not that I'm encouraging anyone listening to retire, but I think we will see a handful of retirements in that space, and now we'll be ready as we've already started training the next generation in that group.

In addition to that, though, I would tell you, our submission count is still up. We continue to see growth in submissions throughout that property book, and we do want to look at that business. So it's harder to work now. There's just as much work if not more, despite the fact that terms and conditions are more challenging. So you can necessarily shortcut that -  you do want to support the producers that are sending you business. So there's a little bit of -- we still need to keep investing in supporting that.

Operator: Our next question comes from Christian Getzoff with Wells Fargo.

Christian Getzoff:   On the property competition, I guess, what needs to happen in the market for us to see an inflection in the rate decreases at least like moderate from here? Is it -- like thinking about is it simple as a large-outsized cat event, call it, north of $50 billion.

And then I guess on the competitive dynamics you're seeing in the space, like how much of that competition would you classify as being irrational in pricing versus a more rational normalization of the cycle given the strong rate increases and profitability we've seen in the line?

Jen Klobnak: Well, this is Jen. I think what we need is a little bit less capacity. And whatever can cause that to happen, would be beneficial to the market. So whether that's an incredible cat event, whether that's a change in the investment opportunities to shift to a better opportunity in the greater space. Anything of that nature that would reduce capacity would be beneficial.

Having said that, all we need is a stable market. I will tell you that the current catastrophe market is well priced with reasonable terms and conditions in a lot of places so we can navigate this market easily if it would stay where it’s at. Now with reinsurance renewals being a little more friendly on 1/1, you know it could soften further and so again, looking for either a large cat or some other event that would take capacity out of the market would be beneficial.

And I can't quantify how many are reasonable or unreasonable as we are navigating that market every day, responding to our producers. We see business being stolen between producers. There's a lot of movement going on just because people have changed which wholesalers they work for. So that's one factor, but we also see carriers that have aligned interests being responsible. And so we don’t mind competing against those people. It's a fair playground.

It's where capital providers that don't have aligned interest. They – you know, the MGAs, in some cases, have no downside. It's not aligned with the carriers who have to pay those clients at some point. That's where there's a disconnect and where the MGAs want to use up that capacity quickly because right now the market could be better than it is a few months from now. So I don't know how much of that market there is. I can tell you there are examples where people have received capacity for this year that are multiples of multiples of what they were able to provide in terms of capacity last year. So we just know that we can't compete on some of that, so we don't spend a lot of time on those types of deals. We kind of move in the spaces where we know we have a chance at the business.

Christian Getzoff:  Got it. Thank you for all the color.  And then switching to personal umbrella. Are you seeing a shift in the competitive dynamics there, just given we're seeing more of a focus on growth from some of the bigger personal line carriers in mutuals. I'm trying to get a sense of the ability to compete as a monoline provider becomes more challenging given a lot of these other players are focused on bundling, which would include personal umbrella?

Jen Klobnak: Yes. I’m a fan of the bundlerooski commercial. But other than that, I would say the personal umbrella market continues to evolve. Some of those personal lines carriers that bundle their business I know are increasing rates tremendously changing their coverage. You see that in filings, you see that in the press. And we do partner with some of those same carriers to offer our personal umbrella, when it doesn't match their appetite.

We have a pretty wide moat around our business. We're pretty embedded with our business partners. They find value in our product and in how we support that product through servicing. So we update our information daily on what kind of business we're getting in the door. We're talking to our producer partners monthly to see what they need and how we can service that business.

So I feel pretty good that we have a good base to go from a position of strength going into the next year. We're also still getting some rate increases in various states where we need some rate. And so I see opportunity for growth from both rates but also from our continued great service that we provide to our producers, I think we'll have more opportunity there.

So while there's some more competition coming in on the edges, I think people might be noticing that we do a pretty good job on this. There's some people talking about getting in. We're going to defend our space. We're going to continue to evolve this product and offer a quality product to insureds out there who need this coverage.

Christian Getzoff: Got it. And if I could sneak one more. Have you seen any benefit on submission volumes from the elimination of the diligent search documentation requirement for surplus lines in Florida? I know that's a pretty good portion of your premium mix.

And I just wanted to see if there's any updated thoughts there? And then also, if you have any updated thoughts around the general tort reform we've seen not only in Florida but in states like Georgia and loss trends.

Jen Klobnak: I'll tell you that in Florida in the last year, we have actually tried to slow our new business a little bit given the severity that we were seeing previously and we just talked about our actions from last fourth quarter, for example, and so with some of the actions we've taken between rates, attachment points and curtailing some of the production we want from certain producers.

We haven't really seen an impact from that specific regulation just because we're more controlling our growth at this point in that state. On the other side of it, I'll tell you, tort reform has been a positive. We don't necessarily have a number we can point to, but we do see on individual cases where we have a more reasonable resolution because we can present actual medical costs, what people pay, just the things that we can do to fight the plaintiff’s attorneys and their playbook create a more fair playing field there to resolve claims fairly for that insured who has an actual loss.

We're willing to pay for that loss. We just don't want to pay the attorney’s as much. And so that environment has changed and has improved. And we'll probably see that in other states, it's a little more early like for Georgia, for example. But some of the things they have passed have been favorable as well. And in addition to that, all of that third-party litigation, there's a lot of states now that have started passing legislation to get those kind of arrangements disclosed and that kind of thing, which will also help both in personal umbrella as well as broader auto coverages.

Operator: Your next question comes from Andrew Anderson with Jefferies.

Andrew Andersen: Recognizing really strong overall results and a very good long-term track record here. If we just kind of focus on casualty over the last 2 years, 98 reported a combined ratio, a little bit uncharacteristic to have that 2 years in a row and I realize there were some headwinds on trucking, both on the reserving side and on the premium side. But do you feel that some of these headwinds within this casualty segment are behind you or have really worked their way through and your kind of entering '26 in a better position, both from a booking ratio and from any premium growth headwind into next year?

Aaron Diefenthaler: Well, Andrew, I think as we characterized the product level rate increases we've gotten within the casualty segment, we think that's probably the strongest foundation we can offer in terms of data itself. We feel better about where the overall rate level is for a lot of these businesses that have had some challenges related to them. So -- it's hard to say the exact point in time where you turn the corner into something that may offer some additional potential for expanded margins but having that rate profile and having some compounding of those rates over multiple years, we think is a good foundation.

Jen Klobnak: Yes. In addition to that, I would say we have clearly slowed a bit, releasing reserves for some of those coverages. I mean we've talked about that in the past two – you know,  initial booking ratios tend to hold up a little longer. While we may be seeing positive signs like claim counts that I look at -- we're not acting, we tend to be pessimists so we don't tend to act on the good news, we tend to wait and make sure that we are seeing enough good news for a while because of the trend before we're going to recognize it for sure.

Craig Kliethermes: Andrew, I grew up in the show me state of Missouri. So we got to wait and see on good news we're slower to usually recognize that. But if we see something go in the other direction, we obviously like to try to get that up as quickly as possible. So that's the way we look at things.

Andrew Andersen: Understood. And on the property side, you've talked quite a bit about the MGA market being aggressive there. How would you characterize kind of more of the traditional or admitted carriers?

Jen Klobnak: Well, I would say that everybody wants premium. So it is a fight out there, but I would say the other E&S carriers are fairly responsible. I'll give them credit. And so we don't -- again, we don't mind competing against them. I think if we could just reduce a little capacity in that market, it could -- it would at least stabilize, which would be great.

Andrew Andersen: And then maybe last one. I think I heard 5% for Hawaii Home. Is that just reflective of we've lapped kind of the book rolls here because it's quite a decel quarter-over-quarter?

Jen Klobnak: Yes, that's correct. We had a couple of book rolls that ended right at the end of the third quarter. And so now we're back to our outstanding local service and just competing on a regular basis at this point. In addition to getting rate, we have gotten rate increases that will drive a little bit of growth as well.

Operator: Your next question comes with Mark Hughes with Truist.

Mark Hughes: Yes. Any granularity you can provide on that property dynamic just in terms of the competitive pressure as you think about Q4 relative to Q3 or even through the quarter, kind of the monthly pressure? Does there -- I know it's certainly more challenging year-over-year, but has it stabilized at all? Or is it still under incremental pressure?

Jen Klobnak: That's a tough question. You're getting pretty granular, I would say. Every month, we -- obviously, we look at it on a very regular basis. And each month -- we -- if it's good news we hope that begins a trend, if it's down, we are like what's going on. So I don't know that I should provide color on a monthly basis.

I'll tell you that in the fourth quarter, that's the smallest quarter for renewals. I mean, there's just not as many renewal dates out there. So it's a tough quarter to really conclude about anything. 1/1 is a big date. And then in the spring – 4/1, 5/1, 6/1, 7/1- all those are all bigger dates, and that's really where you make your book of business and so all of that is coming up and I think providing any 1/1 color on renewals is probably providing a little too much information. So the market is still competitive. It continues to be, and we will see how that plays out this year.

Mark Hughes: Yes. And then the -- thinking about the lower reinsurance costs, would you say pricing was already incorporating that? There seems to be a pretty wide expectation for 10% to 20% decline, just thinking about whether -- when that actually happens, does that mean much for the market in the near term?

Jen Klobnak: Well, as we prepare for our 1/1 renewals, we did contemplate a bit of a decrease in our costs. And so we built that into our benchmark pricing, which indicates how we need to price the business. I don't know what other companies do. I will tell you that last year in 2025, January, we didn't really see an impact from the reinsurance renewals but in February, we noticed that, that's when all that information trickled down to the underwriter desk and people got more aggressive because they did get released last year on 1/1.

So January, we're just going to put it in the books, and we'll see if the behavior changes later this spring to incorporate that. We also see changes on 4/1 because that went some MGA relationships renew their capacity. And so we may see further change of behavior at that point in time, but that's yet to be determined.

Mark Hughes: And then one quick one, if I might. You mentioned that you were seeking additional rate increases in personal umbrella, and that would help 2026. Can you size that?

Jen Klobnak: Well, this is a 50-state product where we have to file in each state and each state has been a process. So I can tell you that effective December 1, we did get a California increase of about 20%. And so that will bleed into part of the book. California is one of our bigger states.

I can tell you our process is that every quarter and now that we have year-end it will be nice to, again, look at results to see which states require rate, where are we not getting adequate rate and where are we. Those analysis are underway already and so we'll conclude in the next couple of weeks if we need to start taking additional action. But just based on the filings that were approved in the second half of last year, we know that there will be a fair, you know, amount of rate going into the book this year as well.

Operator: Our next question comes from Meyer Shields.

Meyer Shields: Great. Jen, when you talk about lower auto claim emergence, is that across accident years? Or was that an accident year 2025 comment?

Jen Klobnak: These are just new claims that are received in 2025. They could be related to 2025 accident year or previous accident years.

Craig Kliethermes: I was just going to say, I think we did see a reduction last year as well, though so 2 years in a row.

Meyer Shields: Right. Okay. So as I just want to make it was understanding that correctly. The $150 million catastrophe reinsurance reduction. Was that at the top end of the tower? Did your attachment point change at all because of the smaller book?

Jen Klobnak: No. So we maintained our $50 million attachment on the cat tower and just brought that tower down.

Meyer Shields: Okay. And then final question, just you mentioned, I guess, concerns about competitors seeking to meet their budgets like how significant is maybe fourth quarter competition compared to other quarters. I've heard the comments a lot. I'm just trying to get a sense of how material you think it is in the market?

Jen Klobnak: I mean, overall, the fourth quarter is always challenging. And our underwriters always say, "Oh, other people -- and it's legitimate. Other people are compensated on top line directly, sometimes not even compensated on bottom line, it's just strictly top line. So you do see a rush to meet people's bonuses.

But I argue with them that, that happens every year. So the real test is it worse this year in the fourth quarter versus last year's fourth quarter, the sprint to the finish. And in some of our segments, I would say people feeling it’s worse, but it is a lot of feeling as opposed to something you can measure to some extent. That's offset by in some cases like a property where we have just less business that renews. So you can't really measure what's going on as well as other quarters where there's just more business available.

Meyer Shields: Okay. So that makes sense. I guess the question for me, as always, is in the first quarter so far less competitive than the fourth quarter that just ended.

Jen Klobnak: Sorry, I didn't follow that.

Meyer Shields: I'm just asking whether some of that competitive pressure has abated in the first quarter because right now, people aren't as worried about 2026 premium budgets. I know it's early in the first quarter, to ask.

Jen Klobnak: Well, it's too early to ask. Yes. We haven't closed January yet. So it's hard to see. I see a partial month is all I have at right now.

Operator: Your next question comes from the line of Carol Bruzzese with Philo Smith & Co.

Jamie Inglis: Sorry, it's Jamie Inglis. Great quarter and year. But I've got a question about the reserve development. If you look at the '24 and prior cat events, there was a big swing in both the quarter and the year. And I'm wondering, is that just sort of a normal thing, time to figure out what the cats actually ended up as? Or is there something specific or unusual in there?

Aaron Diefenthaler: Not unusual, Jamie. This is Aaron. If you think back to last year, we had a couple of sizable storms in Helen and Beryl. I think we outlined our expectations for there in our third quarter results and also at that time, offered a range of potential loss activity around Hurricane Milton, which was early days in the fourth quarter of last year. We tightened up our expectations as of the fourth quarter release last year, but that was close to $50 million of an estimate just on Milton alone. And so you get a year on from those events and then some and you have some more comfort around what actual losses are going to transpire, and we felt it prudent to take down some of the IBNR. Those were not the only events that were incorporated in that analysis. We have cat activity going back over several years that we examined and each storm stands onto itself. And it's a hand-to-hand combat in terms of examining claim activity, what's outstanding, what may be in litigation all fitting into our thinking on what to take down there.

Operator: Your next question comes from the line of Gregory Peters with Raymond James.

Mitch Rubin: This is Mitch Rubin. You referenced the 13% rate increase in transportation this quarter. Is there any quantification you could provide on the magnitude of the underlying loss trend you're seeing in the portfolio? And what level of rate increases you believe might be required in 2026 to sustain rate adequacy in the book?

Craig Kliethermes: Yes. Mitch, this is Craig Kliethermes. So I'll speak to that. So I mean, we anticipate to continue to try to get increases going forward, probably double-digit increases. We have seen elevated severity trends in pretty much all auto businesses since COVID, since the courts have opened back up. At some point, we think that has to subside. I mean people are going to want to continue to pay 10% to 15% increases in their insurance or they can't afford to pay 10% to 15% increases in their insurance.

So at some point, there's going to be a breaking point where we're either going to get more tort reform in some of these states so that we can moderate this loss severity trend. In the meantime, you can expect us, I can't speak for other companies, but you could speak us to try to at least get the increase to cover trend. And if we can't, we’ll get smaller. That's just the way we operate. So we're going to try to continue to get 10%, 15% increases on auto business going forward until we see that loss cost trend subside.

Mitch Rubin: Great. That's very helpful. Can you provide any additional detail on how your technology investments over the past several years have impacted your underwriting performance particularly touching on changes in submission to bind ratios within the transactional surety business?

Jen Klobnak: Well, I would say our investments in technology have done a couple of things. I'll focus on a couple of things. One is really improving our customer experience and that starts actually before the technology. So considering, for example, what questions we ask, we've tried to simplify it in a few places, the application questions that we're asking them the more straightforward.  I don’t know about you but whenever I get the application, I struggle with how you answer this question. So trying to simplify it based on feedback and input from our producer partners and insureds has been really critical, then providing that through automation and modern systems, which we've been upgrading over the last few years. For example, in Surety, we're rolling out an upgrade to our current offerings. We've been in that business since 1992, as you can imagine, that technology has changed tremendously over the decades. And so our recent investment is rolling out to provide end-to-end ability to look at what's going on the surety bond by those producers, so they can service that business better without feeling like they're bothering to ask questions and whatnot. So that will be very helpful to them. So really kind of that customer experience and getting business in the door has been a big investment.

A second large bucket would be efficiencies. So there are a number of things we've done with efficiency through various types of artificial intelligence and various types of other automation to try to just have people spend more time using their brains instead of doing administrative tasks. So that can include things like summarizing submission information, summarizing claims, lengthy plan information. They can mean inputting various e-mails that come in regarding claims go straight into claim file so then we have to look at them and decide where they go, updating loss runs that come right in and go straight into our systems. So things of that nature on efficiencies have been a big category.

And then lastly, I would say, it's just that improving that feedback was that we have between underwriting, claim and analytics. You know really getting our data in places where we can really look at it. Slice and dice it very granularly. Having the ability to update that daily where it makes sense. Some business units that doesn't make sense. We don't need to invest in that.

But in others, there's data available to drive decisions, that we’d like it to get updated more often. So we've rolled out a number of dashboards to provide people insight into submission counts, binding, percentages as well as marrying that up with loss information, so which producers, which states, which types of business, which attributes of an insured drive loss activity, all of that information has been ramped up to help us make better decisions as we're underwriting and handling claims. So those are kind of the 3 big buckets that we have focused on.

And I would say, given our diverse portfolio, you're never done but we have spent a lot of time and effort, and I think we’re reaping the rewards in that we continue to make an underwriting profit, which is in a more challenging environment as the market softens, we've got everything in place so that we can keep making great decisions for that bottom line.

Operator: [Operator Instructions] We have no further questions. So I'll hand the call back to Mr. Kliethermes, RLI’s President & CEO for some closing remarks.

Craig Kliethermes: Thank you. Before we wrap up, I want to take a minute to reflect on what this year —our 30th consecutive year of underwriting profitability— truly represents.

Thirty years ago, RLI was a very different company. We wrote about $270 million of gross written premium. Roughly a third of our business was earthquake business. We were still in the contact lens business. Our market cap was under $200 million, and we were proud to make Ward’s Top 50 performing insurance companies — for the fifth straight year. For the record, 2025 represented our 35th consecutive year on the list.

The world was a different place too. Public access to the internet was just getting started with AOL and Prodigy. The Sony PlayStation had just hit the market. Cell phones were used for one thing — to make phone calls.

A lot has changed over those 30 years. But the things that matter most to us, haven’t. There are still no shortcuts in this business. Sustained success is built the same way it has always been — with discipline, accountability, and a lot of hard work.

What gives me the most confidence as we look forward is not just our results, but how we produce them. We have a strong balance sheet, a diversified portfolio, and a team of engaged employee-owners who care deeply about the decisions they make and the outcomes they produce.  Every day they show up committed to making RLI a better company for its customers, their co-workers, and our shareholders.

Our founder liked to say that great companies are built one good decision at a time — and that those decisions  never seem easy in the moment. That philosophy has served RLI well for three decades, and it continues to guide us today.

We’re proud of what we’ve accomplished, but we’re not done. We’re optimistic about the future, confident in our approach, and committed to doing what we’ve always done — staying disciplined, staying different, and playing the long game.

I would be remiss to end without thanking Todd Bryant, our CFO who just retired at year-end, after 31 years of dedicated service to RLI.  I also want to thank our employee-owners for their hard work, and we appreciate you all for your continued interest in RLI. We look forward to speaking with you again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so on the RLI home page at www.rlicorp.com. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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